EXHIBIT 99.1
                                                                    ------------

     FORMER CHEP INTERNATIONAL CEO, BOBBY L. MOORE, ELECTED PRESIDENT, CHIEF EXECUTIVE OFFICER AND A MEMBER OF THE BOARD OF GREYSTONE LOGISTICS, INC.

       MOORE SEES GREYSTONE AS UNIQUELY POSITIONED TO LEAD THE INDUSTRY'S
                    CONVERSION TO RFID TAGGED PLASTIC PALLETS


TULSA, Okla.--(BUSINESS WIRE)--Aug. 11, 2005-- Warren F. Kruger, Vice Chairman of Greystone Logistics, Inc. (OTCBB:GLGI - News), announced today that Bobby L. Moore has been named President, CEO and a member of the Board of Greystone Logistics, Inc. effective Aug. 15, 2005. Until 2002, Mr. Moore served for three years as CEO of CHEP International, preceded by four years as President and CEO of CHEP Americas, subsidiaries of Brambles Industries Limited, a publicly traded company on the Australian Stock Exchange. Under Moore's leadership, CHEP Americas grew from $80 million to $1 billion dollars in revenue and CHEP International grew from $1.4 billion to $2.5 billion in revenue. Prior to his employment with CHEP, Moore served in senior managerial positions with PepsiCo for more than 20 years. "We look forward to combining Bob's vast logistical expertise with the competitive plastic pallet systems Greystone has developed for its Fortune 100 customers," said Kruger. Moore added "When I was first introduced to Greystone and learned about their recycled plastic pallet products, I immediately recognized the strategic position Greystone could leverage at a time when, in my opinion, the pallet industry is poised for a paradigm shift away from wood."

Greystone uses a proprietary recycled resin mix and manufacturing process that provides the company with a competitive advantage, both economically and structurally, over wood. This alternative to wood pallet allows for the incorporation of radio frequency identification tagging (RFID), answering today's demand from both manufacturers and retailers for the ability to track and trace their products while providing a better engineered pallet for automated warehouses and distribution centers.

Marshall S. Cogan, Non-Executive Chairman of Greystone added that "Bob Moore is uniquely qualified to lead this company forward given his significant experience with the pallet industry. Greystone Logistics is situated to take advantage of the continued increase in demand for plastic pallets as a replacement to wood, and Bob Moore's focus will be to capture and monetize that demand."

It is the intention of Greystone Logistics, Inc. to initiate and consummate capital funding requirements to meet growing customer demand.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-KSB for the period ended May 31, 2004, which was filed on Aug. 31, 2004.


Contact:

   Greystone Logistics, Inc., Tulsa
   Warren F. Kruger/Robert H. Nelson, 918-583-7441
   Fax: 918-583-7442
   www.palweb-plwb.com